Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
John L. Adams, Executive Vice President
November 3, 2004

Before I discuss our balance sheet and debt obligations with you, I will briefly discuss a non-GAAP financial ratio we use when we review the financial performance of our Leasing Company. Besides reviewing our operating profit, we also review EBITDAR – E B I T D A R — earnings before interest, taxes, depreciation, amortization and rent expense. We believe this to be a more consistent way to review the performance of leasing. Other measurements like Operating Profit and EBITDA are influenced by the methods used to finance lease assets like short term debt or leveraged lease debt. EBITDAR allows an apples to apples approach as it looks only at operating profit plus depreciation and rental expense. We feel it is important to look at our business in a consistent way and the EBITDAR approach is a way to do this. Jim Ivy will discuss this term again when he reviews our numbers. Page 23 of our 10Q, filed this morning, shows how this number is calculated.

Now to our balance sheet. When you review it on page 9 of our press release, you will notice an increase in cash of $108 million. This is part of the proceeds of the $300 million senior note issue we completed in March. The increase in receivables and inventory is attributable to the increased demand for our products which Tim will be reviewing with you.

The reduction in property, plant, and equipment is attributable to our leveraged lease financing this quarter which I will discuss in a moment.

Looking at our debt, bank financing outstanding of $123 million as of 12/31/03 was refinanced by the senior note issue of $300 million previously mentioned. Therefore, we had no bank indebtedness at 9/30/04.

Since our last conference call, we have done a third leveraged lease financing for our leasing company and also renewed our railcar leasing warehouse facility. The leveraged lease closed this quarter for $180 million and was well received. The overall rate was 4.95% on this 22 year debt. This financing is the reason leasing assets decreased from the $646 million to $501 million on our balance sheet.

As I mentioned, our railcar warehouse leasing facility was also renewed in August for another year. This is a $300 million facility led by CSFB which continues to work extremely well for us. $47 million was outstanding as of 9/30/04.

Now Tim Wallace will give you his views of our business.